Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 Amendment No. 1 of GlobalPayNet Holdings, Inc. (formerly Spectre Technology Corp.) (A Development Stage Company) of our report dated April 22, 2009 on our audit of the financial statements of GlobalPayNet Holdings, Inc. (formerly Spectre Technology Corp.) as of December 31, 2008 and December 31, 2007 (restated), and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2008 and December 31, 2007 (restated), and from inception on December 30, 2004 through December 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

May 22, 2009

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501